Exhibit 10.2                                                     ANNEX A-2
                         NON-NEGOTIABLE PROMISSORY NOTE


$3,300,000                                                      July 30, 1998



     FOR VALUE RECEIVED, Interiors, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Bentley International, Inc. ("Holder"), the principal sum of THREE MILLION THREE HUNDRED THOUSAND DOLLARS ($3,300,000), together with interest thereon commencing as of July 7, 1998, at the rate of eight percent (8%) per annum, without offset or deduction of any kind or nature (whether pertaining to this Note or to any other agreement by or among the parties hereto), in accordance with the following schedule: A payment of THREE HUNDRED THOUSAND DOLLARS ($300,000) shall be payable on the date hereof. The remaining balance of this Note and all accrued interest on this Note thereon, as calculated herein, shall be payable all on September 30, 1998 (the "Maturity Date"), if not earlier paid by Obligor. The Maturity Date may be extended to October 30, 1998, if, on or before September 30, 1998, Obligor pays Holder (i) all interest accrued on this Note through September 30, 1998, plus (ii) FIVE HUNDRED THOUSAND DOLLARS ($500,000) to reduce the principal amount of this Note, plus (iii) a fee of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the "Extension Fee"). Payment of the Extension Fee shall not reduce the principal amount of this Note.

     If any payment of principal or interest on this Note is due on a Saturday, Sunday or any day which shall be a day on which banking institutions are authorized by federal law to close, such payment shall be made on the next succeeding business day. Interest accrued on the unpaid principal balance of this Note shall be payable on the date set forth above. Upon the payment in full of all unpaid principal of this Note, all accrued and unpaid interest shall be due and payable forthwith.

     Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited. Obligor reserves the right to prepay all or any part of the principal of this Note at any time without penalty so long as any interest then due has been paid in full.

     "Event of Default" shall mean the occurrence or existence of any one or more of the following: (i) failure of Obligor to make payment of interest and principal on this Note on or before the Maturity Date, unless cured within two
(2) business days after Obligor's receipt of notice of the occurrence thereof (a "Cured Default"), (ii) the failure of Windsor Art, Inc. ("Windsor"), a wholly-owned subsidiary of Obligor, to make any required payment under that certain Consulting Agreement dated of even date herewith between Windsor and Lloyd R. Abrams (the "Consulting Agreement") (unless cured, either by Windsor or Obligor as guarantor of Windsor's obligations, within five (5) business days after Obligor's receipt of notice of the occurrence thereof), (iii) if Obligor shall become insolvent or file a petition under any chapter of the United States Bankruptcy Code or a petition to take advantage of any other bankruptcy or insolvency law; (iv) if a custodian, receiver or trustee of all or any part of Obligor's property shall be appointed and not be dismissed within 60 days; (v) if any assignment for the benefit of Obligor's creditors shall be made; or (vi) if Obligor admits in writing its inability to pay its debts generally as they become due.

     Upon the  occurrence  of any Event of Default  described  in  clauses  (i),
(iii), (iv), (v) or (vi) of the preceding sentence, the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor. Upon the occurrence and during the continuance of an Event of Default under clause (ii), the Holder may, at its option, by written notice to the Obligor declare all or any portion of the principal of and interest on this Note to be, and the same shall forthwith become, immediately due and payable. Upon the occurrence of any Event of Default (i) the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor, (ii) all monetary compensation due to Lloyd R. Abrams during the term of the Consulting Agreement shall become immediately due and payable and (iii) that certain Noncompetition, Nondisclosure, Nonsolicitation and Intellectual Property Agreement dated of even date herewith between Windsor and Lloyd R. Abrams shall terminate. Any notice required to be given to Obligor hereunder must be in writing and delivered via hand delivery or via facsimile, upon confirmation of transmission of facsimile, to the following address: Paul, Hastings, Janofsky & Walker LLP, Twenty-Third Floor, 555 South Flower Street, Los Angeles, California 90071-2371, attention Arthur L. Zwickel, Esq. (213) 627- 0705.

     The obligations of Obligor under this Note are secured by that certain Pledge Agreement between Obligor and Holder dated of even date herewith.

     Principal and interest shall be paid in lawful money of the United States and shall be made at 9719 Conway Road, St. Louis, Missouri 63124, or at such other place as Holder shall have designated to Obligor in writing for such purpose.

     This Note and the indebtedness evidenced hereby shall be subordinate in the manner and to the extent set forth in a Subordination Agreement between Holder and Obligor's senior, secured lender.

     This Note may not be sold, transferred, assigned or pledged or otherwise disposed of by Holder without the prior written consent of Obligor; provided, however, that Holder shall be permitted to pledge its right to receive payments under this Note so long as Holder remains at all times the legal owner of this Note.

     Upon the occurrence of an Event of Default, Obligor agrees to pay, upon demand, all reasonable expenses of Holder incident to the exercise of Holder's rights hereunder, including reasonable attorneys' fees.

     This Note is being delivered and is intended to be performed in the State of Missouri, and shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Missouri and the United States District Court for


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

the Eastern District of Missouri for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby and to the laying of venue in any such court. Each party hereto irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.



                                             INTERIORS, INC.,
                                             a Delaware corporation



                                            By:________________________________
                                                 An Authorized Officer




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